Exhibit 10.50

Alan S. McKim Chairman and Chief Executive Officer

1501 Washington Street	781.849.1800 Ext. 4454
P.O. Box 859048	Fax 781.848.1632
Braintree, MA 02185-9048	mckima@cleanharbors.com
www.cleanharbors.com

July 8, 2005

James Rutledge

97 Graenest Ridge Road

Wilton, CT 06897

Dear Jim:

I am pleased to offer you the position of Executive Vice President/ Chief Financial Officer, reporting to me, at our Braintree Corporate location.

Your base compensation for services will be at  $11,458.00 Semi-Salary payable at mid-point and the end of each month ($275,000.00 Salary annually). In addition, you will be eligible to participate in our Management Incentive Plan (MIP) with a potential of earnings up to 80% of base salary. At budgeted EBDITA the plan will pay 40% of salary.

You will be eligible to participate in a restricted stock plan with a target of 20% of base salary pending the approval of the Board of Directors. It is expected that approval will be granted in 2005.

Also you will be eligible for the Supplemental Executive Incentive Plan (SEIP) with a potential of earning up to 30% of base salary.  Objectives to be discussed/agreed upon within the first 45 days of employment.

All incentive compensation will be prorated for 2005.

Enclosed under separate cover are provisions for the Executive Clean Harbors Severance Agreement and a Relocation Agreement.

You will also be eligible for company benefits including medical, dental, life and disability insurance, 401(k) retirement-savings, employee stock purchase, paid vacation and many other excellent programs after meeting the required time periods.  A summary of our benefits is enclosed.

This offer of employment is contingent upon the following:

•                  Testing negative in a drug screen for the presence of controlled substances

•                  Satisfactory results of a criminal background check

•                  Verification of your legal right to work in the United States under the Immigration Reform and Control Act of 1986 (IRCA)

In addition, you may be required to satisfactorily complete health and safety protocols, which may include a physical examination or providing a medical history.

It is mutually understood that employment with the Company is “at will” in nature, which means an employee may resign at any time and the Company may terminate employment with or without notice.

“People and Technology Creating a Better Environment”

It is also mutually understood that a continuing condition of your employment is your agreement to comply with the Company’s Standards of Ethical Professional Conduct (copy enclosed) and with other various Company Policies and Procedures which may be adopted from time to time, and which are available to all employees through our computer system.

We believe that our employees, in large measure, define our future.  As such, we select employees who have outstanding abilities and potential for continued success.  We are confident you will perform well in your new position and that your efforts will contribute to our overall success.

On behalf of all of us Jim, welcome to our team and best wishes for a successful career with Clean Harbors, Inc.  Please sign the line below, indicating that you have reviewed this offer of employment and accept the provisions as stated. Once the letter is signed, return it to my attention at 1501 Washington St. Braintree, MA 02185 or fax to 781-356-1363, so that we can begin to establish your start date.

On your start date, you must provide documentation that establishes both your identity and employment eligibility in accordance with the IRCA. A list of acceptable documentation has been enclosed for your reference. Failure to produce the required document(s) within three (3) business days from your date of hire will result in the termination of your employment.

If you have any questions about this offer of employment or about our company, please feel free to contact me at 781-849-1800.

Sincerely,

/s/ Alan S. McKim

Alan S. McKim
Chairman and Chief Executive Officer

I have reviewed this offer of “At Will Employment” and I accept the provisions as stated and I understand and agree that my acceptance does not create and shall not be considered nor construed as an employment contract with Clean Harbors.

/s/ James Rutledge	July 8, 2005
James Rutledge	Date

SEVERANCE AGREEMENT

This severance is executed as of this 11th day of July, 2005 by and between Clean Harbors Environmental Services, Inc. (together with its parent and affiliate corporations being hereinafter collectively referred to as the “Company” and James Rutledge (“Key Employee”).

WHEREAS, the Company has offered a position of employment to the Employee; and

WHEREAS, the Company desires to provide the Key Employee with the severance benefits described herein;

NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth below, the Company and the Key Employee agree as follows:

1.                       Change in Control. In the event of a Change of Control, defined below, and if, within a period of 30 days after such Change of Control, the Key Employee shall not be offered a position with the Company (or such other entity as may result from such Change of Control, collectively “Successor”), equal to that which the Key Employee held with the Company prior to the Change of Control, the Key Employee shall be entitled to receive the Severance Benefits (defined below). A position shall not be deemed to be “equal” to that which the Key Employee held prior to the Change of Control if such position does not have an equal or better compensation package and job responsibilities, or its primary work location is not within 30 miles of such location prior to the Change of Control.

If the Key Employee shall accept a position with the Successor after the Change in Control and the Successor shall thereafter, within a period one (1) year from the Change of Control, (i) terminate the employment of the Key Employee, except for “cause” or (ii) change the Key Employee’s position so as not to be equal to the Key Employee’s position prior to the Change in Control, the Key Employee shall be entitled to Severance Benefits.

A “Change of Control” shall be deemed to have occurred if the Company is a party to any merger, consolidation or sale of assets, or there is a tender offer for the Company’s common stock, or a contestable election of the Company’s Directors and as a result of any such even, either (i) the directors of the Company in office immediately before such event cease to constitute a majority of the Board of Directors of the Company, or of the company succeeding to the Company’s business, or (ii) any company, person or entity (including one or more persons and/or entities acting in concert as a group) other than an affiliate of the Company, gains “control” (ownership of more than fifty percent (50%) of the outstanding voting stock of the company) over the Company. The concept of “control” shall be deemed to mean the direct or indirect ownership, beneficially or of record, of voting stock of the Company. Notwithstanding the forgoing, it shall not be deemed a Change of Control if the Company is “taken private” whereby the Company’s stock ceases to be registered under the Securities Act of 1933, if the current major stockholder of the Company (Alan McKim) continues to maintain a roll as an Executive Officer of the Company and he or his family continues to own at least 20% of the outstanding voting stock of the Company or and successor thereto.

2.               No Change of Control. If there shall not have been a Change of Control of the Company and the Key Employee’s employment with the Company shall be terminated by the Company other than for “cause”, as defined below, the Key Employee shall be entitled to receive Severance Benefits.

3.               Definitions of Cause and Severance Benefits. “Cause” for termination by the Company shall be determined to have occurred only if the reason for such termination is any of the following:

(i)            A material breach of the Executive’s fiduciary duty to the Company or an act of fraud, dishonesty or theft upon the Company;

(ii)           Willful, persistent or repeated neglect, failure to perform, or violation of duties after having been previously warned of such neglect, failure to perform or violation; or

(iii)          Entry against the Executive of a guilty plea, or a conviction, judgment or order against the Executive in any proceeding or action before any court relating to a willful violation of any material law, rule or regulation relating to the business of the Company or any of its affiliates or involving moral turpitude.

“Severance Benefits” are defined in this Agreement as up to one year’s base salary, at the rate in effect at the time of termination of employment (“Base Salary”), plus up to one year of continued medical, dental, life insurance and other benefits, if any, which were provided to the Key Employee at the time of his or her termination of employment and for which the Key Employee is eligible to receive benefits under planed administered by third party providers (collectively “Benefits”), payable as provided below.

4.               Payment of Severance Benefits after Change of Control. Base salary, as part of Severance Benefits arising as a result of termination of employment under Section 1 above, shall be paid in full (less required federal, state and/or local withholding) no later than thirty (30) days after the termination of employment which gives rise to Severance Benefits. To the extent that equivalent or better benefits of a similar nature are not made available to the Key Employee from other employment of the Key Employee, such benefits shall continue to be provided for a period of one year from termination of employment in accordance with Company policy, provided any third party provider under the applicable Company benefit plan.

5.               Payment of Severance Benefits/No Change of Control. Severance Benefits arising under Section 2 above shall be payable periodically in accordance with the Company’s normal salary and benefit payment policies. There shall be offset against the Base Salary portion of Severance and earned compensation which the Key Employee may receive or be entitled to receive from any subsequent employer or self employment, and Benefits shall continue only to the extent that equivalent or better benefits of a similar nature are not made available to the Key Employee from other employment of the Key Employee.

6.               Notice of Change of Circumstances. The Key Employee agrees to immediately notify the Company of any subsequent employment during the term when he or she is receiving Severance Benefits hereunder, and, as a condition of continued payment of Severance Benefits under this Severance Agreement, the Key Employee shall periodically provide the Company with updated information as to the amount of compensation earned by the Key Employee and any benefits which he or she is eligible to receive from and subsequent employer or self employment during the period in which Key Employee is receiving Severance Benefits hereunder.

7.               Release. In the case of Severance Benefits under either Section 1 or 2 above, the Key Employee shall, as a condition of receiving any such Severance Benefits, provide the Company with a general release of all clams against the Company, in a form reasonably provided by the Company, which shall release all claims which the Key Employee may have against the Company at the time of such release, including, without limitation, claims under ERISA and the Age Discrimination in Employment  Act of 1967, as amended, but in no event releasing claims for Severance Benefits due under this Agreement.

8.               Outplacement Benefits. If the Key Employee shall be entitled to receive Severance Benefits and shall not have obtained new employment upon termination of employment with the Company, the Key Employee shall be entitled to receive up to $15,000 in payment by the Company to an executive out placement firm chosen by the Company to assist the Key Employee in finding new employment. Such amount shall be payable to the out placement firm upon the presentation of appropriate documentation to the Company.

9.               Un-Funded Plan Employee at Will Status. The Key Employee understands that the benefits under this Agreement have not been funded by the Company, and as such the Key Employee, if entitled to Severance hereunder, will be a general creditor of the Company. Nothing in the Agreement shall be construed to change the Key Employee’s employment status from that of an “employee at will” with the Company.

10.         Miscellaneous. This Severance Agreement has been executed in the Commonwealth of Massachusetts and shall be governed and construed in accordance with the laws thereof. In the event of any inconsistency between this Agreement and the Plan, the terms of this Agreement shall prevail. This Agreement shall be binding upon the Company and the Key Employee and upon their respective heirs, representatives, successors, and assigns. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but shall not constitute one in the same agreement.

/s/ James Rutledge
James M. Rutledge

RELOCATION PACKAGE ACCEPTANCE AND AGREEMENT

Employee Name:	James M. Rutledge

Nature of Relocation:	CT to MA

Relocation Effective Date:	08/01/2005

WHEREAS, Clean Harbors Environmental Services, Inc. (hereinafter the “Company”) has offered Employee the relocation stated above; and

WHEREAS, Employee considers the relocation to be in his or her best interest and has accepted said offer.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows.

TERMS:

All reimbursements described below are only for reasonable documented expenses incurred.

1. Lease Termination Costs (if applicable)

The Company will reimburse an employee for lease termination costs up to an amount equal to two (2) month’s rental charge.

2. In-Transit Expenses

The Company will pay reasonable costs for “in-transit” travel and living expenses for the employee, spouse and dependents while moving to the new location.  This includes lodging, mileage, airfare and meals from former location to new location one time, by the most direct route.

3. Temporary Living Expenses at New Location

The Company will pay up to 90 days of reasonable temporary living expenses for the employee, spouse and dependents.  This includes lodging, apartment rental (if approved) but does not include security deposits or staying with relatives/friends during the period.

4. Moving of Household Goods*

The Company will provide the following:

Transportation of household goods.

Packing of household goods by moving company, exclusive of “maid” services and charges for moving unusual belongings such as boats, horses, trailers, campers, etc. Insurance is provided based on the reasonable value of household goods to a maximum value of $50,000.00.

1501 Washington Street Braintree MA 02185 781-849-1800 FAX 781-356-1363

Storage expenses up to a maximum of 90 days if permanent lodging at new location is not immediately available for occupancy.  Arrangements must be made and approved in advance by the Human Resources Department.

*Household goods do not include boats, vehicles or motorcycles.

5.  Company will provide employee with a payment equal to $25,000 for costs associated with the relocation.  Reimbursement is based on supporting documentation and receipts.

Employee acknowledges that he/she has reviewed and understands the Clean Harbors Relocation Policy and agrees to abide by it.

Employee acknowledges that some or all of the reimbursement amounts may be considered to be taxable income under applicable federal, state and local laws, that Employee is responsible for any such tax liability, and that some reimbursement amounts may be withheld by the Company for taxes.

Employee further agrees that should Employee resign prior to completing one (1) full year of employment from the effective date of Employee’s transfer, Employee will reimburse the Company the full amount of all relocation expenses paid by Company to Employee or on Employee’s behalf.

Employee shall be responsible for all costs incurred by the Company, including reasonable attorneys’ fees, to collect any reimbursements due under this Agreement as a result of Employee’s breach thereof.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and the parties hereby agree to submit to the jurisdiction of the courts of said Commonwealth for any disputes arising under this Agreement.

This Agreement represents the entire understanding and agreement between the parties hereto and supersedes any and all prior agreements, whether written or oral, that may exist between the parties concerning the subject matter addressed herein.

Accepted By:

/s/ James Rutledge	8/1/05
EMPLOYEE	Date

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Clean Harbors Environmental Services, Inc.

Approved By:

/s/ Jeanette DiSangro	8/1/05
Jeannette DiSangro	Date
Director of Human Resources